EXHIBIT 99.1

On2 Technologies Completes Business Combination with Hantro Products

November 1st, 2007

TARRYTOWN, NY (November 1, 2007) - On2 Technologies, Inc. (AMEX:ONT), a leader in video compression solutions, announced today that it has completed its business combination with Finland-based Hantro Products Oy, a leader in multimedia for mobile devices. The transaction, which was accomplished by an exchange of shares, was finalized on November 1, 2007. Hantro has now become a wholly-owned subsidiary of On2.

With the addition of Hantro, On2 consolidates its position as a leading international provider of video compression solutions for all major IP delivery platforms and devices. The acquisition expands On2’s TrueMotion® product and technology portfolio across all market segments important for advanced video compression. As a result, On2 now has the capability to address the broad needs of customers who comprise the leading businesses in web technologies, VoIP, mobile devices and semiconductor.

'Our combination with Hantro and its team emphasizes our commitment to bring high-quality video to any application or device, and provide our customers both hardware implementations and software solutions for our codecs,' said Bill Joll, president and CEO of On2 Technologies. 'As of today, On2 is a stronger company with a broader foundation, greater resources and a wider international presence than ever before. We look forward to delivering the promise of this transaction to our customers and our shareholders.'

Full details of the final terms of the transaction will be provided in On2’s Current Report on Form 8-K to be filed shortly with the SEC.

About On2 Technologies, Inc.
On2 Technologies (Amex: ONT) ensures a compelling video experience for any video application anywhere. From low bit rate to high definition (HD), On2 provides optimized video compression technology enabling innovative solutions for application developers, content and service providers, chip vendors, device manufacturers, digital signage companies and beyond.

Through continual innovation, On2 satisfies the toughest quality, bandwidth, and power requirements for video. The company's proprietary (TrueMotion® VP6™, VP7™) and standards based (MPEG-2, MPEG-4, H.263, H.264, VC-1) codecs dominate the video market, with more than 1 billion deployments on desktops worldwide and more than 200+ million in mobile; they are also proven in silicon with over 25 semiconductor manufacturers globally.

Established in 1992 and headquartered in Tarrytown, New York, On2 has offices and partners in Finland, Germany, UK, Japan, China, Taiwan and Korea. Customers include Nokia, Samsung, Sony, Freescale, AMS, Atmel, Adobe/Macromedia, AOL, Sony, Skype, Facebook, VideoEgg, Brightcove, Move Networks and XM Satellite Radio. For more information please visit www.on2.com.

On2 Statement Under the Private Securities Litigation Reform Act
The release contains information about future expectations, plans and prospects of On2 Technologies, Inc.'s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, that the proposed transaction may not result in the development of combined products or increases in revenues that are anticipated, the risk that the integrations of the businesses may not occur without significant additional costs and other factors that are discussed in the Company's Annual Report on Form 10-K, as amended, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

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